TERRY AMISANO LTD.	AMISANO HANSON
KEVIN HANSON, CA, CPA (Nevada)	CHARTERED ACCOUNTANTS

CONSENT OF INDEPENDENT CHARTERED ACCOUNTANTS

We hereby consent to the incorporation by reference in this Form S-8 Registration Statement regarding the registration of 10,000,000 shares of common stock issuable pursuant to the 2004 Stock Incentive Plan of Aqua Society, Inc. (formerly V G Tech, Inc.) (the "Company") of our report dated October 9, 2003 relating to the September 30, 2003 financial statements of the Company which appears in the Company's Annual Report on Form 10-KSB for that period. Our report contains an explanatory paragraph concerning the ability of the Company to continue as a going concern.

“Amisano Hanson”

Amisano Hanson
CHARTERED ACCOUNTANTS

Vancouver, Canada
January 10, 2005